David Bikerman Named President of Sino Silver Corp.
‘SSLV:OTCBB’

VANCOUVER, British Columbia— May 20, 2005—Sino Silver Corp. (OTCBB:SSLV — News) is pleased to announce that David Bikerman, the principal of Bikerman Engineering & Technology Associates, Inc. (BETA), has joined Sino Silver as President and CEO effective June 1, 2005. Sino Silver is involved in the exploration for and evaluation of silver deposits in Inner Mongolia, China.

Mr. Bikerman stated, “The management of Sino-Silver has a shared belief in the power of silver and a determination to participate in one of the most promising regions for silver production throughout the world — China. In the past year, I have watched Sino Silver pursue its goals aggressively. Sino Silver intends to create shareholder value with its venture “beyond the wall” - and I am extraordinarily pleased to join the company at this point in time.”

Ian Park, Sino’s President and Chairman stated, “I am most happy and proud that David Bikerman has agreed to come on board. I expect Sino Silver’s progress and success will only increase under his guidance.” Mr. Park added, “Sino Silver’s operations and plans require the addition of someone with the background and abilities of David Bikerman particularly pertaining to engineering and production. He will concentrate on the day to day operations of the Company and I will focus on our relationships within China and strategic matters.”

Mr. Bikerman who has an independent mining consulting firm, served as Vice President and Chief Engineer for Greenstone Resources Ltd. from 1993 to 1996, where he was responsible for all phases of technical analysis, project design, and engineering on their Central American gold projects. Prior to joining Greenstone, Mr. Bikerman was for five years an Associate with Behre Dolbear & Co., international minerals industry consultants based in New York, NY. Previously, as a consultant to MINTEC Inc. of Tucson, Arizona, Mr. Bikerman wrote an instructional workbook designed to show university-level students how to use Medsystem software to develop resource and reserve estimates for a hypothetical gold deposit. Mr. Bikerman also taught Mine Plant Design at the Henry Krumb School of Mines at Columbia University for five years. He has worked as an independent consultant to the United Nations (UNDP) and for various New York-based mining companies. He holds three university degrees, all in mining engineering and mineral economics, including the advanced degrees of Master of Science and Engineer of Mines from Columbia University in New York City.

Mr. Bikerman’s responsibilities, throughout his career, have included: the design, construction, and operation of gold heap-leach projects; the management of numerous feasibility studies; and project resource and reserve analyses. He has authored, negotiated and administered several multi-million dollar mining contracts; wrote bid documents and tendered bids for: environmental baseline studies; environmental viability reports; road construction; leach pad and pond earthworks; leach pad liners; crushing and conveying systems; power generation systems; ADR plants; and interim mining contracts. Mr. Bikerman was involved in the design and operation of the Santa Rosa pit in Panama; the design and construction of the Mojon mine in Nicaragua; the design of the San Andres mine in Honduras; the prefeasibility design of the Bellavista mine in Costa Rica; and the prefeasibility design of the Cerro Quema mine in Panama.

Certain statements in the news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to plans for future business development activities and prospective financial matters. Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, specific factors affecting the silver markets, competition, interest rate sensitivity and exposure to regulatory and governmental requirements and changes, as well as those risks disclosed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

Sino Silver Corp. (OTC Bulletin Board:SSLV — News)
Contact:
Sino Silver Corp.
Ian G. Park
Director
(305) 347-5141
info@sinosilver.com
www.sinosilver.com
OR
Skyline Communications
Investor Relations
(613) 226-9881
info@skylinecommunicationsinc.com
www.skylinecommunicationsinc.com
Source: Sino Silver Corp.